EXECUTIVE EMPLOYMENT AGREEMENT


      This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made effective May 1, 2006 ("Effective Date"), by and between CAPITAL GOLD CORPORATION, a Delaware corporation ("Employer"), and JOHN BROWNLIE, a resident of Colorado ("Executive").

      WHEREAS, Executive agrees to be employed by Employer for the period and upon and subject to the terms herein provided; and

      WHEREAS, Employer agrees to employ Executive for the period and upon and subject to the terms herein provided;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is hereby acknowledged, and intending to be legally bound, Employer and Executive agree:

      1. Employment. Upon and subject to the terms provided herein, Employer agrees to employ Executive, and Executive hereby agrees to be employed by Employer, as Employer's Vice President Operations, or other substantially similar position. Executive shall report to the President and Chief Executive Officer or such other supervisor as designated by the President and Chief Executive Officer of Employer. Executive shall perform such tasks commensurate with this position as may from time to time be assigned by Employer. In this regard, unless and until Executive is notified otherwise by Employer, Executive's duties shall include, among other things, serving as the President of Minera Santa Rita, S.A. de C.V., a subsidiary of Employer incorporated in Mexico. Executive shall devote all business time, labor, skill, undivided attention and best ability to the performance of Executive's duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer. During the term of employment, Executive shall not directly or indirectly pursue any other business activity without the prior written consent of Executive's supervisor, with the exception of passive personal investments not in breach of any other term or provision hereof. Executive agrees to travel to whatever extent is reasonably necessary in the conduct of Employer's business, at Employer's expense and pursuant to Employer's standard policies and procedures.

      2. Term of Employment. Subject to the terms set forth in this Agreement, Employer agrees to employ Executive and Executive hereby agrees to be employed by Employer for a period (the "Employment Period") commencing from the date hereof until the second anniversary of the date hereof. The Employment Period shall automatically renew for successive one-year periods unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the then current Employment Period.

      3.    Compensation.

            (a) Base Salary. As compensation for the services rendered pursuant to this Agreement, Employer agrees to pay Executive a base salary at an annual rate of $150,000, payable in installments in accordance with Employer's standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by Executive. The amount of the base salary shall be reviewed periodically and may be increased at the sole discretion of Employer.



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            (b)   Bonus.  Executive  shall be eligible for any annual  incentive bonus opportunity offered by Employer to employees at Executive's level. In the event of any conflict between this Agreement and any incentive bonus plan adopted by Employer for its officers and employees, this Agreement shall control. The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by Employer and shall be within the sole discretion of Employer. All bonuses paid pursuant to this Agreement will be subject to applicable withholdings and deductions and will be paid no earlier than fifteen (15) days and no later than ninety (90) days after Employer's fiscal year end for which the bonus is earned. If Executive's employment terminates, voluntarily or involuntarily, prior to the last day of the fiscal year for which the bonus applies, Executive acknowledges that he is not entitled to any bonus not yet paid at the time of the termination because any such unpaid bonus will not be earned, vested, due, or owing. Executive hereby expressly forfeits and waives any such unpaid bonus.

            (c) Vacation. For each full twelve (12) months of employment, Executive shall be entitled to receive four (4) weeks paid vacation. During the first full twelve (12) months of Executive's employment, however, Executive's paid vacation time shall accrue on a prorata basis at the rate of one (1) week every three (3) months. One (1) week of paid vacation may be carried forward from one calendar year to the next calendar year only (the "Carried Forward Vacation"). If applicable, Executive's first week of vacation each calendar year shall be deemed the Carried Forward Vacation.

            (d) Participation in Equity Plan. Executive will be eligible to participate in any equity incentive plan, as amended from time to time, that may be adopted by Employer or any successor plan adopted by Employer during the term of this Agreement and applicable to other employees at Executive's level (the "Equity Plan"). The number of options, vesting schedule, exercise price, and all other terms and conditions of the stock options shall be set forth in an option agreement pursuant to the applicable plan and shall be commensurate with Executive's position, as determined by the Compensation Committee of Employer's Board of Directors, in its sole discretion. Employer may, consistent with its obligations under such a plan or plans, amend or discontinue any or all stock option plans at any time.

            (e) Employer Vehicle. Executive shall be entitled to use one of Employer's vehicles located on site at Employer's property in Sonora, Mexico only as necessary to meet Executive's duties and obligations hereunder. Executive may not utilize any vehicle owned by Employer for personal use unrelated to Executive's duties and obligations hereunder.

            (f) Expense Reimbursement. Employer shall reimburse Executive for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by him in relation to Employer's business, as they are incurred.

            (g) Stock Options. Executive is hereby granted options to purchase 200,000 shares of issued and outstanding common stock of Employer, which may be exercised by Executive (i) for up to 50,000 shares, any time from and after the Effective Date, and (ii) for up to an additional 150,000 shares, any time from and after the date of Economic Completion as defined in the Loan Agreement to be entered into between Standard Bank PLC and Minera Santa Rita, S.A. de C.V., Employer's wholly-owned subsidiary, at an exercise price of $0.32 per share, exercisable at any time within a two-year period following the Effective Date and a two-year period following the date of Economic Completion, respectively. Employer shall use good faith efforts to adopt the options granted to Executive herein as an equity incentive plan, and to file a registration statement on Form S-8 in connection therewith.



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      4.    Termination of Employment.  Notwithstanding  any other  provision of this Agreement, Executive's employment may be terminated as follows:

            (a) Expiration. This Agreement may be terminated upon expiration of the term hereof, in accordance with the procedures set forth in Section 2. Following termination pursuant to this Section 4(a), Employer's only obligation to Executive shall be to pay to Executive within thirty (30) days of termination all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings.

            (b) Termination for Cause. This Agreement may be terminated by Employer for Cause. For purposes of this Agreement, "Cause" justifying the termination of this Agreement by Employer is defined as: (i) failure or refusal to perform the services required hereunder; (ii) a material breach by Executive of any of the terms of this Agreement; or (iii) Executive's conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to Employer or its reputation. Whether Cause exists under this Agreement shall be determined by the Employer in its reasonable discretion. Following termination pursuant to this Section 4(b), Employer's only obligation to Executive shall be to pay to Executive within thirty (30) days of termination all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings.

            (c) Disability. This Agreement may be terminated by Employer upon at least thirty (30) days' written notice if Executive is prevented by illness, accident or other disability (mental or physical) from performing the essential functions of the position for one or more periods cumulatively totaling three
(3) months during any consecutive twelve (12) month period. In the event this Agreement is terminated pursuant to this Section 4(c), Employer shall pay to Executive within thirty (30) days of termination all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings. In addition, Employer shall pay to Executive within thirty (30) days of termination a severance payment in an amount equal to one (1) month of Executive's base salary, payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive's termination ("Disability Severance Payments"). The severance payment made by Employer to Executive pursuant to this Section 4(c) are conditioned on the Executive signing a Confidential Severance Agreement and Release substantially in the form attached hereto as EXHIBIT A.



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            (d)   Death. This Agreement shall be automatically terminated in the event of Executive's death during the term of employment. In the event this Agreement terminates upon Executive's death, Employer shall pay Executive's estate or beneficiary, as applicable, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and all payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive's termination.

            (e) Without Cause. This Agreement may be terminated by Employer without Cause at any time, such termination to be effective thirty (30) days after Executive's receipt of written notice from Employer; provided that Employer pays Executive each of the following:

                  (i)   If  Executive  has been  employed for less than one year
from and after the Effective Date, Executive shall not be entitled to any Cash Severance Payments (as defined below). If Executive has been employed for a period of one year or more, Employer shall pay Executive severance payments in an amount equal to Executive's base salary for three (3) months after the first anniversary of Executive's employment with Employer plus an additional one (1) month of base salary for each additional full year of employment (the "Cash Severance Payments"). Such Cash Severance Payments shall be paid in equal monthly installments to Executive beginning in the month following Executive's termination. In any event, Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive's termination.

                  (ii) Provided that Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Employer shall pay, on Executive's behalf, the portion of premiums of Executive's group health insurance, including coverage for Executive's eligible dependents, that Employer paid immediately prior to Executive's separation of employment with Employer ("COBRA Payments") for a period of twelve (12) months ("COBRA Period"). Employer will pay such COBRA Payments for Executive's eligible dependents only for coverage for which those dependents were enrolled immediately prior to the date of Executive's separation of employment. Executive will continue to be required to pay that portion of the premium of Executive's health coverage, including coverage for Executive's eligible dependents, that Executive was required to pay as an active employee immediately prior to the date of Executive's separation of employment. For the balance of the period that Executive is entitled to coverage under COBRA after the COBRA Period, if any, Executive shall be entitled to maintain coverage for Executive and Executive's eligible dependents at Executive's sole expense.

                  (iii) The Cash Severance Payments and the COBRA Payments shall be paid so long as Executive is not in breach of any term of this Agreement, including, without limitation, Sections 5, 6, and 7 hereof. The Cash Severance Payments and COBRA Payments made by Employer to, or on behalf of, Executive pursuant to this Section 4(e) are conditioned on the Executive signing a Severance Agreement and Release substantially in the form attached hereto as EXHIBIT A.



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            (f)   Material Breach. This Agreement may be terminated by Executive for a material breach by Employer of any of the terms of this Agreement, upon thirty (30) days' written notice specifying the breach, and failure of Employer to either (i) cure or diligently commence to cure the breach within the 30-day notice period, or (ii) dispute in good faith the existence of the material breach. Following termination pursuant to this Section 4(f), if Executive has been employed for a period of one year or more, Employer shall pay to Executive severance payments in an amount equal to Executive's base salary for three (3) months after the first anniversary of Executive's employment with Employer plus an additional one (1) month of base salary for each additional full year of employment, less applicable withholdings and deductions, after the date such notice is given. Such severance payments shall be paid in equal monthly
installments  to  Executive   beginning  in  the  month  following   Executive's
termination. Such severance payments shall be paid so long as Executive is not in breach of any term of this Agreement, including, without limitation, Sections 5, 6, and 7 hereof. In addition, Employer shall pay to Executive all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of
termination  and  payable  in  a  lump  sum,  less  applicable   deductions  and
withholdings, as soon as administratively practicable following Executive's termination. Severance payments made by Employer to Executive pursuant to this
Section 4(f) are conditioned on the Executive signing a Confidential Severance Agreement and Release substantially in the form attached hereto as EXHIBIT A.

            (g) Resignation. This Agreement may be terminated by Executive for any reason or no reason at all by giving notice to Employer of Executive's resignation at least sixty (60) days prior to the effective resignation date. Following termination pursuant to this Section 4(g), Employer's only obligation to Executive shall be to pay to Executive within thirty (30) days of the effective date of resignation all accrued base salary, all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the date of termination and payable in a lump sum, less applicable deductions and withholdings.

            (h)   Section 409A.

                  (i) Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Executive's employment with Employer, as a result of such termination, Executive would receive any payment that, absent the application of this Section 4(h)(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then such payment shall be payable on the date that is the earliest of (A) six (6) months after Executive's termination date, (B) the Executive's death or (C) such other date as will not result in such payment being subject to such interest and additional tax.

                  (ii) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.



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      5.    Proprietary Information.

            (a) Executive represents and warrants to Employer that (i) Executive is not subject to any limitation or agreement restricting employment by Employer or performance of Executive's duties hereunder, and (ii) neither Executive nor any third party has any right or claim to Executive's work produced on behalf of Employer or using the property, personnel, or facilities of Employer. Executive shall not misappropriate proprietary rights of Employer or any third party.

            (b) Executive further agrees not to make, use, disclose to any third party, or permit to be made, used, or disclosed, any records, plans, papers, articles, notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, or other materials of any nature relating to any matter within the scope of the business of Employer or concerning any of its dealings or affairs ("Materials"), whether or not developed, in whole or in part, by Executive and whether or not embodying Confidential Information (defined below), otherwise than for the benefit of Employer. Executive shall not, after the termination of employment, use, disclose, or permit to be used or disclosed, any such Materials, it being agreed that all such Materials shall be and remain the sole and exclusive property of Employer. Immediately upon the termination of employment, Executive shall deliver all such Materials, and all copies thereof, to Employer, at its designated office.

      6. Non-Competition; Non-Solicitation; Anti-Raiding; Non-Disparagement. Without the prior written approval of the Chief Executive Officer or the President of Employer, Executive shall not, directly or indirectly, during his employment and until the end of one hundred eighty (180) days after termination of employment (however such termination occurs, including, without limitation, termination pursuant to Section 4(a), 4(b), 4(c), 4(e), 4(f), or 4(g)):

            (a) Engage in a "Competing Business" in the "Territory", as those terms are defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Executive holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. "Competing Business" shall mean any business that mines or produces minerals which is competitive with the business of Employer or any of its Affiliates (defined below), as conducted or under development at any time during the term of employment. "Affiliates" shall mean any entity controlled by or under common control with Employer or any joint venture, partnership or other similar entity to which Employer is a party. "Territory" shall mean anywhere in the state of Sonora, Mexico. The provisions of this Section 6 will not restrict Executive from owning less than five percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business;

            (b) Acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights, or other rights or lands necessary to develop, any mineral property in which Employer or any of its Affiliates at the time of termination as a beneficial interest or is actively seeking to acquire, or that is within a distance of five (5) kilometers from any point on the outer perimeter of any such property in which Employer or any of its affiliates has a beneficial interest or that it is seeking to acquire;



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            (c)   Conduct any exploration or production  activities or otherwise work on or in respect of any mineral property within a distance of five (5) kilometers from any point on the outer perimeter of any mineral property in which Employer or any of its affiliates then has a beneficial interest or is actively seeking to acquire;

            (d) (i) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person's or entity's attempt to compete with Employer or any of its Affiliates, in any business carried on by Employer or any of its Affiliates during the period in which Executive was an employee of Employer, any suppliers, independent contractors, vendors, or other business associates of Employer or any of its Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (ii) otherwise interfere in any way in the relationships between Employer or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates;

            (e) (i) Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of Employer or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with Employer or any of its Affiliates; or (iii) in any way interfere with the relationship between Employer or any of its Affiliates and their employees; or

            (f) Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of Employer or any of its Affiliates or otherwise interfere with the business of Employer or any of its Affiliates.

      7.    Confidentiality.

            (a)   The term "Confidential  Information" shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) Employer or its Affiliates, (2) its or their suppliers, or (3) any third party which Employer or its Affiliates is under an obligation to keep confidential including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for Employer's benefit whether or not developed, in whole or in part by Executive. For purposes of this Agreement, "Confidential Information" shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; marketing or business development plans, strategies, analysis, concepts or ideas; contracts; general financial information about or proprietary to Employer, including, but not limited to, unpublished financial statements, budgets, projections, licenses, and costs; pricing; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to Employer's business. All such Confidential Information is extremely valuable and is intended to be kept secret to Employer; is the sole and exclusive property of Employer or its Affiliates; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by Employer (other than by the act or omission of Executive), information disclosed to Executive by a third party under no duty of confidentiality to Employer or its Affiliates, or information required by law or court order to be disclosed by Executive.



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

            (b) Executive shall not, without Employer's prior written approval, use, disclose, or reveal to any person or entity any of Employer's Confidential Information, except as required in the ordinary course of performing duties hereunder. Executive shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to Employer or any of its Affiliates.

            (c) In the event that Executive's employment with Employer is terminated for any reason whatsoever, he shall return to Employer, promptly upon Employer's written request therefore, any documents, photographs, tapes, discs, memory devices, and other property containing Confidential Information which were received by him during his employment, without retaining copies thereof.

      8. Acknowledgments. Executive acknowledges that the covenants contained in Sections 5, 6, and 7, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of Employer. Executive acknowledges that the covenants contained in Sections 5, 6, and 7 are designed, intended, and necessary to protect, and are reasonably related to the protection of, Employer's trade secrets, to which he will be exposed and with which he will be entrusted. Specifically, without limitation, Executive is entrusted with trade secrets regarding: the strategic planning initiatives; business development plans; budgets; financial information; management training; future business plans; and operational strategies and procedures. Executive understands that any breach of Sections 5 or 7 will also constitute a misappropriation of Employer's proprietary rights, and may constitute a theft of Employer's trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Executive by Employer, and possibly others.

      9. Forfeiture of Severance Payments. If Executive breaches Sections 5, 6, or 7 of this Agreement during the term that severance payments are made pursuant to Sections 4(c), 4(e), or 4(f) of this Agreement, Executive shall pay back to Employer all severance payments received through the date of such breach. Nothing contained in this Section 9 shall be construed as prohibiting Employer from pursuing any other remedies available to it in the event of the breach of Sections 5, 6, or 7, including the equitable remedies set forth in
Section 12.

      10. Forfeiture of Profits Related to Option Exercises. If Executive breaches Section 5, 6, or 7 of this Agreement, Employer shall have the right to repurchase any or all shares of common stock of Employer purchased by the Executive upon the exercise of options within the twelve (12)-month period immediately preceding the breach at the exercise price of the option, or if the Executive no longer holds such shares of common stock purchased on exercise of options, the Executive shall pay to Employer an amount equal to the gross profits that Executive received on the sale of such shares calculated as the aggregate sale price of such shares of common stock less the exercise price. Nothing contained in this Section 10 shall be construed as prohibiting Employer from pursuing any other remedies available to it in the event of the breach of Sections 5, 6, or 7, including the equitable remedies set forth in Section 12.

      11. Non-Exclusivity of Rights. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy or program of, or contract or agreement with Employer at or subsequent to termination of employment (however such termination occurs, including, without limitation, termination pursuant to Section 4(a), 4(b), 4(c), 4(e), 4(f), or 4(g)) shall be payable in accordance with such plan, policy or program of, or any contract or agreement except as explicitly modified by this Agreement.

      12. Equitable Remedies. The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of his employment by Employer are of a unique and special character, and any breach of Sections 5, 6, or 7 will cause Employer immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Employer will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 5, 6, or 7. Executive acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Executive and in addition may recover monetary damages. In the event a court requires posting of a bond, the parties agree to a maximum $5,000 bond. Executive further acknowledges that his duties under this Agreement shall survive termination of his employment, whether the termination is voluntary or involuntary, rightful or wrongful, and shall continue until Employer consents in writing to the release of Executive's obligations under this Agreement. The parties further agree that the provisions of Sections 5, 6, and 7 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by Employer notwithstanding any claim made by Executive against Employer.

      13. Attorney's Fees. In the event Executive breaches, or threatens to breach, any provision of this Agreement, Executive acknowledges that he shall be solely and fully responsible for all fees and costs, including without limitation, all attorney's fees and costs, incurred by Employer in enforcing this Agreement if Employer is the prevailing party in any litigation.

      14. Entire Agreement; Amendments. This Agreement (including all exhibits) constitute the entire understanding between the parties with respect to the subject matter herein and therein, and they supersede any prior or contemporaneous understandings or agreements. This Agreement may be amended, supplemented, or terminated only by a written instrument duly executed by each of the parties.

      15. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. References to Sections are to Sections of this Agreement.

      16. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

      17. Severability. The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between Executive and Employer. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. It is the intention of the parties that in the event any provision is held illegal, invalid, or unenforceable, that such provision be limited and construed so as to effect the intent of the parties to the fullest extent permitted by applicable law. Any claim by Executive against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

      18. Survival. The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 17, 18, 19, 20, 21, 22, and 23 shall survive the termination of this Agreement.

      19. Notices. All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:

         If to Employer, to:

                  Capital Gold Corporation
                  76 Beaver Street, 26th Floor
                  New York, New York 10005
                  Attention: President and Chief Executive Officer
                  Telephone: (212) 344-2785
                  Facsimile:  (212) 344-4537

         If to Executive, to:

                  John Brownlie
                  6040 Puma Ridge
                  Littleton, Colorado 80124
                  Telephone: (303) 379-8063
                  Facsimile:  (303) 379-8063

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

      20. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such party's rights hereunder.

      21. Assignment. Other than as provided below, neither party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other party, and such purported assignment or delegation shall be void; provided that Employer may assign the Agreement to any entity that purchases the stock or assets of, or merges with, Employer or any Affiliate. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties and does not confer any rights on any other persons or entities.

      22. Governing Law. This Agreement shall be construed and enforced in accordance with New York law except for any New York conflict-of-law principle that might require the application of the laws of another jurisdiction.

      23. Submission to Jurisdiction: Service: Waivers. With respect to any claim arising out of this Agreement, each party hereto (a) irrevocably submits, for itself and its property, to the jurisdiction of the state court located in the City and County of New York, New York, the federal court located in New York, New York, and appellate courts therefrom, (b) agrees that the venue for any suit, action or proceeding arising out of or relating to this Agreement shall be exclusive to and limited to such courts, and (c) irrevocably waives any objection it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court that such court does not have jurisdiction over it. Each party irrevocably consents to the service of process in any suit, action or proceeding in any of the aforesaid courts by the mailing of copies of process to the other party or parties hereto, by certified or registered mail at the address specified in Section 19.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    EMPLOYER :

                                    CAPITAL GOLD CORPORATION


                                    By: /s/ Gifford A. Dieterle
                                        ----------------------------------------
                                        Name: Gifford A. Dieterle
                                        Title: President


                                    EXECUTIVE:


                                    By: /s/ John Brownlie
                                        ----------------------------------------
                                        Name:  John Brownlie